EXHIBIT 99.2

            OMI Corporation Announces Increased Dividend

    STAMFORD, Conn.--(BUSINESS WIRE)--Feb. 11, 2005--OMI Corporation (NYSE:OMM) of Stamford, Connecticut announced today that its Board of Directors has increased the quarterly dividend on its common stock from $.07 per share to $.08 per share. The Board declared a $.08 per share dividend payable on Tuesday, April 12, 2005 to holders of record on Tuesday, March 22, 2005.

    OMI is a major international owner and operator of crude oil tankers and product carriers. Its fleet currently comprises 41 vessels, consisting of 15 Suezmaxes and 26 product carriers, aggregating approximately 3.5 million deadweight tons ("dwt"). OMI has on order nine 37,000 and 47,000 dwt product carriers and has agreed to time charter two new Suezmaxes for seven year terms. The Suezmaxes and four product carriers are scheduled to be delivered in 2005 and the remaining five product carriers are scheduled to be delivered in 2006.

    CONTACT: OMI Corporation
             Fredric S. London, 203-602-6789